Exhibit 99.1

To: Section 16 Reporting Persons
From: Jerry W. Powell

Compass recently distributed notice to participants of the Compass Bancshares, Inc. Employee Stock Ownership Plan (the “Plan”) that the Plan will be changing record keepers, and the SmartInvestor—401(k) component of the Plan (the “401(k)”) will be changing investment options applicable to employee contributions. As a result of these changes, a “blackout period” will ensue from December 20, 2002 and continue through January 14, 2003. During the blackout period the Plan participants will be unable to direct or diversify investments in their Plan accounts.

Section 306(a) of the Sarbanes-Oxley Act (the “Act”) prohibits a company’s directors and executive officers from transferring any “equity security” of the company during any pension plan blackout period. Section 306(a) was intended, among other things, to address several highly-publicized cases in which senior executives sold shares when rank-and-file employees were precluded from doing so due to a blackout period in a 401(k) plan.

Accordingly during the blackout period you will be unable to purchase, sell, gift or otherwise acquire, dispose of or transfer any investments in Compass equity securities. “Equity security” is defined broadly under the Act and would include Compass stock, options and other derivatives based on or related to Compass stock as well as debt convertible into Compass stock. This trading prohibition also extends to any immediate family members sharing your household and to any partnership, corporation, limited liability company or trust controlled by you or any immediate family member.

Violations of the trading prohibition of Section 306(a) can have severe penalties including loss of any profit realized by an officer or director as well as enforcement action by the Securities and Exchange Commission.

Should you have any questions or comments concerning this notice, please contact Jerry W. Powell, General Counsel, 15 South 20th Street, Suite 1802, Birmingham, Alabama 35233 — telephone number (205) 297 3960 or Marc Follmer, Associate General Counsel – telephone number (205) 297-1558.